UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 13, 2007

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Formerly, HYPERSPACE COMMUNICATIONS, INC.)

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Employment Agreement of Curtis Akey

Effective April 16, 2007, MPC Corporation (“MPC”) entered into an Executive Employment Agreement (the “Akey Agreement”) with Curtis Akey, its newly appointed Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Akey previously served as MPC’s Vice President, Finance, Corporate Development, Treasurer and Secretary. The initial term of the Akey Agreement is effective through April 15, 2008, and automatically extends for additional one-year terms unless, at least 30 days prior to the end of the initial or extended term, MPC or Mr. Akey provides written notice that employment will not be extended.

Under the Akey Agreement, Mr. Akey is entitled to receive a base salary of $200,000 per year. Mr. Akey is also entitled to participate in an executive bonus compensation plan based upon completion of targeted goals, objectives and milestones approved by MPC’s Board of Directors. The maximum bonus payment per year is 45% of Mr. Akey’s base pay. MPC’s Board of Directors may elect to pay up to 50% of any bonus in fully vested and exercisable restricted stock or stock units. Mr. Akey is entitled to paid vacation and all paid holidays customarily extended to MPC’s other executive employees and to participate in employee benefit programs provided to MPC’s other executive employees.

Mr. Akey is also entitled to receive an additional bonus in the event a Business Combination is closed in 2007 (as defined in the Akey Agreement). The amount of the bonus depends on the revenues, over the previous twelve months, of the third party combined with MPC as part of the Business Combination. The bonus amounts would be as follows: (i) $25,000 cash bonus plus $15,000 worth of vested restricted stock units for revenues less than $30 million; (ii) $75,000 cash bonus plus $20,000 of vested restricted stock units for revenues over $30 million; or (iii) $125,000 cash bonus plus $25,000 worth of vested restricted stock units for revenues of $100 million or more.

Mr. Akey was associated with Bathgate Capital Partners ("Bathgate"), a registered broker-dealer, and Bathgate was engaged by MPC to raise capital and pursue strategic acquisitions. In connection with the acquisition of MPC’s subsidiary, MPC Computers, LLC, MPC paid Bathgate affiliates (i) $550,000 in the form promissory notes, including a promissory note payable to Mr. Akey in the original amount of $140,800, and (ii) 200,000 warrants exercisable at $3.00 per share, including 44,000 such warrants issued to Mr. Akey. The outstanding principal and interest balance as of April 13, 2007, under the promissory note to Mr. Akey was $116,645.13, which amount is currently due and payable.

If Mr. Akey’s employment is terminated based on non-renewal of the Akey Agreement, he is entitled to six months’ base salary. If Mr. Akey terminates his employment for cause or if his employment is terminated in connection with a termination of MPC’s business, he is entitled to 9 months base salary. If MPC terminates Mr. Akey without cause, he is entitled to the greater of 9 months’ base salary or the amount otherwise payable between the date of termination and the expiration of the applicable term of the Akey Agreement. Additionally, if MPC terminates Mr. Akey without cause or if Mr. Akey terminates his employment for cause, he is entitled to receive his bonus for the year.

A copy of the Akey Agreement is filed as exhibit 99.1 to this current report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

Effective April 13, 2007 Michael R. Whyte, MPC’s Chief Financial Officer, ceased to be an employee and officer effective at the close of business. Mr. Whyte’s Executive Employment Agreement dated October 12, 2006, and filed as Exhibit 99.1 to MPC’s Form 8-K filed with the Securities and Exchange Commission on October 12, 2006, was terminated, except for certain provisions primarily related to non-competition and confidentiality. Mr. Whyte will act as a consultant to MPC during the transition of his duties.

Effective April 16, 2007 and pursuant to the Executive Employment Agreement attached hereto as Exhibit 99.1, MPC, its subsidiary MPC Computers, LLC and Mr. Akey agreed to terminate the Offer of Employment Letter

Agreement between MPC Computers, LLC and Curtis Akey dated January 8, 2007, which had been filed as Exhibit 99.1 to MPC’s Form 8-K filed with the Securities and Exchange Commission on January 8, 2007.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 17, 2007, MPC appointed, Curtis Akey, age 41, as Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Akey replaces, Michael R. Whyte who resigned his position as MPC’s Vice President and Chief Financial Officer effective April 13, 2007. From January 8, 2007 until April 17, 2007, Mr. Akey served various roles at MPC or its subsidiary most recently as MPC’s Vice President, Finance, Corporate Development, Treasurer and Secretary. Prior to joining MPC, Akey worked for fifteen years in finance and accounting roles, including five years with Merrill Lynch & Co. and five years with Bathgate Capital Partners LLC. Akey has been associated with MPC in an advisory capacity since July 2005.

Item 8.01	Other Events

On April 18, 2007, MPC Corporation issued a press release concerning the appointment of Curtis Akey and the departure of Michael R. Whyte. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1 Executive Employment Agreement between MPC Corporation and Curtis Akey dated as of April 16, 2007

99.2 Press release issued by MPC Corporation dated April 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: April 18, 2007	By: /s/ John P. Yeros John P. Yeros Chairman & CEO

EXHIBIT INDEX

Exhibit No.	Description
99.1	Executive Employment Agreement between MPC Corporation and Curtis Akey dated as of April 16, 2007.
99.2	Press release issued by MPC Corporation dated April 18, 2007